Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2022 Results

Second Quarter Highlights:

•	Total Revenue Was $423 Million; Service Revenue[1] Was $306 Million, Up 9%
•	Diluted EPS Was $0.97 Inclusive of $0.16 in Tax-Effected M&A and Facility-Related Charges
•	Non-GAAP EPS[1] Was $1.33, Up 12%
•	Adjusted EBITDA[1] Was $44.1 Million, Up 10%; Adjusted EBITDA Margin on Service Revenue[1] Was 14.4%
•	Contract Awards Were $346 Million; TTM Contract Awards Were $1.96 Billion Representing a Book-to-Bill Ratio of 1.21

Record Business Development Pipeline of $8.7 Billion at Quarter-End

Raises Full Year 2022 Revenue, Adjusted EBITDA, Non-GAAP EPS and Cash Flow Guidance to Include the SemanticBits Acquisition

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— August 3, 2022 -- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the second quarter ended June 30, 2022.

Commenting on the results, John Wasson, chair and chief executive officer, said, “This was another quarter of strong growth for ICF, in which we continued to experience substantial revenue increases in our high-growth markets, while building a record business development pipeline that reflects our expanded addressable market. Similar to the first quarter, year-on-year growth was led by our government client category, in which revenue from federal and state and local government clients increased 24% and 10%, respectively. This strong performance was underpinned by the continued growth of our work in IT modernization/digital transformation, public health and disaster management.

[1]

Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“Profitability continues to benefit from favorable mix, high utilization levels and our increased scale, as well as past actions to consolidate our real estate footprint and increase efficiencies. Our second quarter adjusted EBITDA margin on service revenue expanded 20 basis points year-on-year to 14.4%, while we increased our investments in people and technology to execute efficiently on existing contracts and position ICF for future growth.

“Year-to-date contract wins were $707 million, of which approximately 80% represented new business, a strong indication of ICF’s ability to capture the significant growth opportunities in our markets. Our trailing twelve-month book-to-bill ratio was 1.21, which provides substantial visibility, and our business development pipeline at the end of July, including SemanticBits, was over $9 billion, leading us to expect considerable growth in contract awards in the second half of this year.”

Second Quarter 2022 Results

Second quarter 2022 total revenue increased 7.8% to $423.1 million from $392.5 million in the second quarter of 2021. Service revenue was $306.3 million, up 8.9% year-over-year from $281.4 million. Net income totaled $18.4 million and diluted EPS was $0.97 per share, inclusive of $0.17 in tax-effected special charges of which $0.16 were M&A and facility-related, compared to net income of $20.3 million and $1.07 per diluted share last year.

Non-GAAP EPS was $1.33, representing an increase of 11.8% compared to $1.19 per share in the second quarter of 2021. EBITDA1 was $39.8 million, in comparison to $39.7 million in the year prior. Adjusted EBITDA was $44.1 million, 10.3% ahead of the $40.0 million reported in the comparable quarter last year. Adjusted EBITDA margin on service revenue was 14.4%, an increase of 20 basis points relative to the 14.2% reported last year.

Backlog and New Business Awards

Total backlog was $3.2 billion at the end of the second quarter of 2022. Funded backlog was $1.5 billion, or approximately 48% of the total backlog. The total value of contracts awarded in the 2022 second quarter was $346.1 million, and trailing-twelve-month contract awards totaled $1.96 billion for a book-to-bill ratio of 1.21.

Government Revenue Second Quarter 2022 Highlights

Revenue from government clients was $316.4 million, up 13.9% year-over-year.

•

U.S. federal government revenue was $225.2 million, 23.6% above the $182.2 million reported in the year-ago quarter. Federal government revenue accounted for 53% of total revenue, compared to 46% of total revenue in the second quarter of 2021.

•

U.S. state and local government revenue was $64.1 million, up 9.5% from the $58.5 million in last year’s second quarter. State and local government clients represented 15% of total revenue, similar to the second quarter of 2021.

•

International government revenue was $27.1 million, compared to $37.1 million in the year-ago quarter, reflecting the wind-down of a short-term project with significant pass-through revenue. International government revenue represented 7% of total revenue, compared to 10% in the second quarter of 2021.

Key Government Contracts Awarded in the Second Quarter 2022

ICF was awarded government contracts with an aggregate value of over $280 million. Notable awards won in the second quarter 2022 included:

Public Health

•

A recompete contract with a value of $30 million with the U.S. Department of Defense, Defense Health Agency to provide research and operational support to help execute the agency's critical military mental health research agenda.

•	A recompete contract with a value up to $7.2 million with the U.S. Centers for Disease Control and Prevention to implement the national Youth Risk Behavior Survey.

Digital Modernization

•	A new task order with a value of $10.3 million with a U.S. federal department to provide application development and sustainment services.
•	A contract modification with a value of $8.9 million with the U.S. Federal Communications Commission to provide legacy IT application support.[2]
•	A new contract with a value of $7.1 million with an Office of the Inspector General for a large U.S. federal department to provide support services related to fraud abuse and control.

Disaster Management and Mitigation

•

Three work order amendments with a combined value of $12.9 million with a U.S. state agency extending the period of performance and adding funding to support housing and infrastructure programs that are part of state and local government disaster recovery activities.

Program Implementation and Technical Support

•

Several new cooperative agreements with a combined multimillion-dollar value with the U.S. Department of Housing and Urban Development to support its Community Compass and National Homeless Data Analysis Project programs.

•	A new contract with a value of $14.2 million with the U.S. Department of Labor’s Office of Apprenticeship to provide technical assistance and coaching support to its apprenticeship programs.
•	A recompete competitive framework contract with a multimillion-dollar ceiling with a directorate general of the European Commission to support the implementation of technical support projects.

Energy and Environment

•	A recompete task order with a value of $7.6 million with the U.S. Environmental Protection Agency to provide account management, outreach and technical support for ENERGY STAR® residential programs.
•

Two new task orders with a combined value of $8.5 million with the U.S. Department of Energy (DOE) to provide program management support for DOE’s Grid Deployment Office charged with implementing major portions of the Infrastructure Investment and Jobs Act.

[2]

Disclaimer: This disclaimer is required by Contract No. 273FCC18F0042. The Federal Communications Commission (FCC) has not reviewed or approved any statement in this document for accuracy or validity. The FCC and its employees do not endorse goods or services provided by this firm or any other firm, except as allowed by 5 C.F.R. 2635.702(c)(1)-(2), which do not apply here.

Strategic Communications

•	A recompete framework contract with a ceiling of up to $41.7 million with a European government agency to provide promotional and marketing campaigns.

Commercial Revenue Second Quarter 2022 Highlights

Commercial revenue was $106.7 million, compared to $114.7 million in the year-ago quarter.

•	Commercial revenue accounted for 25% of total revenue compared to 29% of total revenue in the 2021 second quarter.
•	The variance was primarily driven by commercial marketing services, which remained below pre-pandemic levels.
•	Energy markets increased 1%, after increasing 11.4% in the second quarter of 2021.
•	Energy markets represented 62% of commercial revenue. Marketing services accounted for 27% of commercial revenue.

Key Commercial Contracts Awarded in the Second Quarter 2022

Notable commercial awards won in the second quarter 2022 included:

Energy Markets

•	A multimillion-dollar subcontract modification to continue to provide energy efficiency program implementation services for a Midwestern U.S. utility.
•	A new multimillion-dollar contract with a Western U.S. electric utility to provide agricultural energy efficiency program implementation services.
•	A multimillion-dollar contract extension with a major North American regulator of electricity and natural gas to continue the management and administration of its low-income energy support program.
•	A new contract with a mid-Atlantic U.S. utility to support demand-side management programs.

Marketing Services and Other

•	A new contract with a Midwestern U.S. economic development corporation to provide consulting services related to Community Development Block Grant Disaster Recovery funding.
•	Renewal of a retainer to continue providing public relations services to a global premium beverages company.
•	A contract modification with a U.S. financial services corporation to provide inventory valuation services for an airline holding company.

Dividend Declaration

On August 3, 2022, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 13, 2022, to shareholders of record on September 9, 2022.

Summary and Outlook

“Our first half results have put us on track for substantial growth in fiscal 2022. Additionally, we completed the acquisition of SemanticBits in mid-July, which broadens ICF’s digital modernization capabilities and significantly expands our addressable market. As one of the industry's leading digital service and platform providers using open-source, SemanticBits adds to our rapidly growing capabilities in this arena, enabling us to support larger projects across federal civilian agencies and providing ICF entrée at scale to the Centers for Medicare & Medicaid Services (CMS).

“We have raised our full year 2022 guidance to reflect the SemanticBits acquisition and now expect service revenue to range from $1.275 billion to $1.325 billion, implying total revenue of $1.760 billion to $1.820 billion, and representing year-on-year service revenue growth of 17% at the midpoint of guidance. Adjusted EBITDA is anticipated at $186 million to $198 million, equivalent to an adjusted EBITDA margin on service revenue of 14.8% at the midpoint. Approximately one-half of the 90-basis point increase from our prior adjusted EBITA margin guidance represents the acquisition of SemanticBits, with the remainder related to a pushout of planned corporate investments. Our GAAP EPS range remains the same at $4.15 to $4.45 exclusive of year-to-date special charges amounting to $0.19 per share on a tax-effected basis, which primarily were M&A-related. The GAAP EPS guidance range incorporates the impact of non-cash rent abatement charges associated with our new headquarters totaling $7.6 million, or $0.30 per share. Non-GAAP EPS is expected to range from $5.50 to $5.80, which at the midpoint represents a year-on-year increase of 17.2%. Operating cash flow is expected to increase to $140 million in 2022.

“Over 70% of ICF’s year-to-date service revenue was derived from our key growth areas of IT modernization/digital transformation, public health, disaster management and utility consulting, as well as climate, environment and infrastructure, where we continue to anticipate strong, long-term demand. These areas also contribute to ICF’s positive impact on society and have enabled us to retain and attract like-minded people who are passionate about their work, as well as enhance our profile as a preferred acquiror of firms with similar cultures,” Mr. Wasson concluded.

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 8,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenue	$423,110	$392,525	$836,578	$771,003
Direct costs	268,905	246,646	527,063	478,728
Operating costs and expenses:
Indirect and selling expenses	114,403	106,178	231,855	216,160
Depreciation and amortization	5,063	4,728	9,901	9,998
Amortization of intangible assets	4,963	3,019	10,280	6,034
Total operating costs and expenses	124,429	113,925	252,036	232,192

Operating income	29,776	31,954	57,479	60,083
Interest expense	(4,103)	(2,612)	(6,800)	(5,295)
Other income (expense)	98	(46)	(271)	(463)
Income before income taxes	25,771	29,296	50,408	54,325
Provision for income taxes	7,374	8,984	14,149	15,662
Net income	$18,397	$20,312	$36,259	$38,663

Earnings per Share:
Basic	$0.98	$1.08	$1.93	$2.05
Diluted	$0.97	$1.07	$1.91	$2.03

Weighted-average Shares:
Basic	18,796	18,843	18,795	18,864
Diluted	18,954	19,022	18,991	19,078

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive (loss) income, net of tax	(4,211)	432	(1,552)	3,212
Comprehensive income, net of tax	$14,186	$20,744	$34,707	$41,875

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Reconciliation of Service Revenue
Revenue	$423,110	$392,525	$836,578	$771,003
Subcontractor and other direct costs (3)	(116,791)	(111,140)	(225,689)	(210,051)
Service revenue	$306,319	$281,385	$610,889	$560,952

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$18,397	$20,312	$36,259	$38,663
Other (income) expense	(98)	46	271	463
Interest expense	4,103	2,612	6,800	5,295
Provision for income taxes	7,374	8,984	14,149	15,662
Depreciation and amortization	10,026	7,747	20,181	16,032
EBITDA	39,802	39,701	77,660	76,115
Adjustment related to impairment of long-lived assets(4)	—	—	—	303
Special charges related to acquisitions(5)	2,262	54	3,581	149
Special charges related to severance for staff realignment(6)	185	318	1,411	809
Special charges related to facilities consolidations and office closures(7)	—	(61)	—	139
Special charges related to the transfer to our new corporate headquarters(8)	1,882	—	3,764	—
Special charges related to retirement of Executive Chair(9)	—	—	—	224
Total special charges	4,329	311	8,756	1,624
Adjusted EBITDA	$44,131	$40,012	$86,416	$77,739

EBITDA Margin Percent on Revenue(10)	9.4%	10.1%	9.3%	9.9%
EBITDA Margin Percent on Service Revenue(10)	13.0%	14.1%	12.7%	13.6%
Adjusted EBITDA Margin Percent on Revenue(10)	10.4%	10.2%	10.3%	10.1%
Adjusted EBITDA Margin Percent on Service Revenue(10)	14.4%	14.2%	14.1%	13.9%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.97	$1.07	$1.91	$2.03
Adjustment related to impairment of long-lived assets	—	—	—	0.02
Special charges related to acquisitions	0.12	—	0.19	0.01
Special charges related to severance for staff realignment	0.01	0.02	0.07	0.04
Special charges related to facilities consolidations and office closures	—	—	—	0.01
Special charges related to the transfer to our new corporate headquarters	0.10	—	0.20	—
Special charges related to retirement of Executive Chair	—	—	—	0.01
Amortization of intangibles	0.26	0.16	0.54	0.32
Income tax effects on amortization, special charges, and adjustments(11)	(0.13)	(0.06)	(0.28)	(0.12)
Non-GAAP EPS	$1.33	$1.19	$2.63	$2.32

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $0.3 million in the first quarter of 2021 related to impairment of a right-of-use lease asset.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with our acquisitions and/or potential acquisitions.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, and/or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(7) Special charges related to facilities consolidations and office closures:  These costs are exit costs or gains associated with office lease contraction, terminated office leases, or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Special charges related to the transfer to our new corporate headquarters:  These costs are additional rent as a result of us taking possession of our new corporate headquarters in Reston, Virginia, during the fourth quarter of 2021 while maintaining our current headquarters in Fairfax, Virginia.  We intend to complete the transition to our new corporate headquarters by the end of 2022 when our Fairfax lease ends.

(9) Special charges related to retirement of the former Executive Chair: Our former Executive Chair retired effective December 31, 2020. These costs relate to unvested equity awards that, as a result of his employment agreement, the departing officer was able to maintain certain equity awards beyond the date of employment.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(11) Income tax effects were calculated using an effective U.S. GAAP tax rate of 28.6% and 30.7% for the three months ended June 30, 2022 and 2021, respectively, and 28.1% and 28.8% for the six months ended June 30, 2022 and 2021, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$6,063	$8,254
Restricted cash	2,401	12,179
Contract receivables, net	218,807	237,684
Contract assets	190,506	137,867
Prepaid expenses and other assets	23,196	42,354
Income tax receivable	11,979	10,825
Total Current Assets	452,952	449,163
Property and Equipment, net	70,689	52,053
Other Assets:
Goodwill	1,043,908	1,046,760
Other intangible assets, net	69,178	79,645
Operating lease - right-of-use assets	164,602	177,417
Other assets	49,473	44,496
Total Assets	$1,850,802	$1,849,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$15,000	$10,000
Accounts payable	99,365	105,652
Contract liabilities	24,612	39,665
Operating lease liabilities - current	26,267	34,901
Accrued salaries and benefits	86,583	85,517
Accrued subcontractors and other direct costs	44,946	39,400
Accrued expenses and other current liabilities	45,102	61,496
Total Current Liabilities	341,875	376,631
Long-term Liabilities:
Long-term debt	435,075	411,605
Operating lease liabilities - non-current	185,970	191,805
Deferred income taxes	47,643	41,913
Other long-term liabilities	20,822	24,110
Total Liabilities	1,031,385	1,046,064

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,705,062 and 23,535,671 shares issued at June 30, 2022 and December 31, 2021, respectively; 18,818,604 and 18,876,490 shares outstanding at June 30, 2022 and December 31, 2021, respectively	23	23
Additional paid-in capital	393,224	384,984
Retained earnings	680,323	649,298
Treasury stock, 4,886,458 and 4,659,181 shares at June 30, 2022 and December 31, 2021, respectively	(241,566)	(219,800)
Accumulated other comprehensive loss	(12,587)	(11,035)
Total Stockholders’ Equity	819,417	803,470
Total Liabilities and Stockholders’ Equity	$1,850,802	$1,849,534

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income	$36,259	$38,663
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery of) provision for credit losses	(172)	7,782
Deferred income taxes	4,741	2,489
Non-cash equity compensation	6,507	6,163
Depreciation and amortization	20,181	16,032
Facilities consolidation reserve	(156)	(148)
Amortization of debt issuance costs	617	309
Impairment of long-lived assets	—	303
Other adjustments, net	868	1,365
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(71,612)	(13,698)
Contract receivables	17,520	(29,070)
Prepaid expenses and other assets	(5,758)	(3,108)
Operating lease assets and liabilities, net	(997)	(3,361)
Accounts payable	(5,801)	3,667
Accrued salaries and benefits	1,512	2,738
Accrued subcontractors and other direct costs	6,754	(37,035)
Accrued expenses and other current liabilities	(3,253)	20,619
Income tax receivable and payable	(1,572)	(7,193)
Other liabilities	771	(176)
Net Cash Provided by Operating Activities	6,409	6,341

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(11,026)	(7,475)
Proceeds from working capital adjustments related to prior business acquisition	2,911	—
Net Cash Used in Investing Activities	(8,115)	(7,475)

Cash Flows from Financing Activities
Advances from working capital facilities	869,529	382,552
Payments on working capital facilities	(838,259)	(364,395)
Receipt of restricted contract funds	10,967	75,158
Payment of restricted contract funds	(20,550)	(117,399)
Debt issue costs	(4,776)	—
Proceeds from exercise of options	194	2,773
Dividends paid	(5,280)	(5,284)
Net payments for stock issuances and buybacks	(20,778)	(18,365)
Payments on business acquisition liabilities	(121)	(682)
Net Cash Used in Financing Activities	(9,074)	(45,642)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(1,189)	699

Decrease in Cash, Cash Equivalents, and Restricted Cash	(11,969)	(46,077)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	20,433	81,987
Cash, Cash Equivalents, and Restricted Cash, End of Period	$8,464	$35,910

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$6,473	$5,319
Income taxes	$12,373	$20,714
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$20,243	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule(12)

Revenue by client markets	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Energy, environment, and infrastructure	38%	43%	38%	43%
Health, education, and social programs	49%	43%	50%	42%
Safety and security	8%	7%	7%	8%
Consumer and financial	5%	7%	5%	7%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
U.S. federal government	53%	46%	53%	46%
U.S. state and local government	15%	15%	16%	15%
International government	7%	10%	6%	10%
Government	75%	71%	75%	71%
Commercial	25%	29%	25%	29%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Time-and-materials	40%	41%	40%	42%
Fixed-price	44%	41%	44%	40%
Cost-based	16%	18%	16%	18%
Total	100%	100%	100%	100%

(12) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.